Exhibit 24(d)2

One Energy Place Pensacola, FL 32520 Tel 850-444-6111

February 21, 2014

Mr. Art P. Beattie The Southern Company 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308	Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308

Dear Mr. Beattie and Ms. Caen:

Gulf Power Company (the “Company”) proposes to file or join in the filing of reports under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission with respect to the following: (1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and (2) the Company’s Quarterly Reports on Form 10-Q during 2014.

The undersigned director, individually as a director of the Company, hereby makes, constitutes and appoints each of you his true and lawful Attorney in his name, place and stead to sign and cause to be filed with the Securities and Exchange Commission in connection with the foregoing said Annual Report on Form 10-K, said Quarterly Reports on Form 10-Q and any necessary or appropriate amendment or amendments to any such reports, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

By	/s/S.W. Connally, Jr.
S. W. Connally, Jr. President and Chief Executive Officer

/s/Michael T. Rehwinkel
Michael T. Rehwinkel